Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-32215, 333-101164, 333-02187 and 333-111623) and Form S-8 (Nos. 333-125250, 333-93269, 333-09821, 333-22059, 333-22037, 333-22313, 333-35790, 33-65269, 33-44314, 2-86275 and 2-86274) of Xerox Corporation of our report dated February 17, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 17, 2006 relating to the financial statement schedule, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP Stamford, CT February 17, 2006